Exhibit 10.XXI

OAK RIDGE FINANCIAL SERVICES, INC.

LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is entered into as of June 20, 2011, by and between Oak Ridge Financial Services, Inc., a North Carolina corporation (the “Company”), and Ronald O. Black (the “Participant”). The Company hereby grants Restricted Stock in accordance with section 7 of the Company’s Long-Term Stock Incentive Plan (the “Plan”) to the Participant, subject to the terms and conditions of this Agreement. Terms that are defined in the Plan are used in this Agreement as the terms are defined in the Plan.

WHEREAS, the Plan Committee appointed to administer the Plan (the “Plan Committee”) has approved a restricted stock award to the Participant under the terms and conditions provided in the Plan and in this Agreement,

WHEREAS, the Company is a participant in the Department of the Treasury’s Capital Purchase Program (“CPP”), a financial stability program implemented under the Troubled Asset Relief Program,

WHEREAS, as of the date of this restricted stock award, the Participant is the “most highly compensated” employee of the Company as determined under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and the interim final rules set forth at 31 C.F.R. Part 30 (as the same may be supplemented or amended after the date of this Agreement, the “CPP Rules”),

WHEREAS, the amount and terms of this restricted stock award are subject to the limitations in the CPP Rules, and

WHEREAS, the parties desire to set forth the terms and conditions of the restricted stock award.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Participant agree as follows.

1. Grant of Award. Subject to the terms and conditions set forth in the Plan and in this Agreement, the Participant is hereby awarded 10,096 restricted shares (the “Restricted Shares”) of the Company’s common stock. The date of this grant (the “Restricted Stock Award Date”) is June 20, 2011. The value of the award made by this Agreement shall not exceed one-third of the Participant’s annual compensation (including the value of the award) for the year in which the award is made, as determined in accordance with the CPP Rules.

2. Representations of the Participant. The Participant hereby (a) accepts the award of Restricted Shares described in section 1, (b) agrees that the Restricted Shares will be issued and shall be held in uncertificated form until all of the restrictions shall have lapsed and will be held by the Participant and the Participant’s successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms, and conditions contained in this Agreement and the Plan, (c) represents that he is acquiring the Restricted Shares for investment and not for resale or other distribution, (d) acknowledges that the Restricted Shares are subject to the terms and conditions of the CPP Rules, (e) understands that the transfer or resale of the Restricted Shares may be subject to restrictions under the Securities Act of 1933 or applicable state securities laws, and (f) agrees that the following legend may be noted in the Company’s stock transfer books:

“These shares are subject to the terms and restrictions of the Oak Ridge Financial Services, Inc. Long-Term Stock Incentive Plan; such shares are subject to forfeiture or cancellation under the terms of said Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered, or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which Plan is available from Oak Ridge Financial Services, Inc. upon request.”

3. Vesting. No Restricted Shares subject to this Agreement shall be vested until the Participant has continued to perform substantial services for the Company for at least two years from the Restricted Stock Award Date, other than due to the Participant’s death, disability, or a change in control event (as defined in 26 C.F.R. §1.280G–1, Q&A–27 through Q&A–29, or as defined in 26 C.F.R. §1.409A–3(i)(5)(i)) with respect to the Company before the second anniversary of the Restricted Stock Award Date.

4. Non-Transferability. The Participant shall not sell, transfer, assign, pledge, or otherwise encumber the Restricted Shares subject to this Agreement until the Restricted Shares are vested in accordance with section 3 of this Agreement. For as long as the Company remains a participant in the CPP, the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered after vesting solely according to the following schedule –

(a) 25% of the Restricted Shares may be transferred after the Company repays 25% of the aggregate financial assistance received under the CPP,

(b) an additional 25% of the Restricted Shares be transferred after the Company repays 50% of the aggregate financial assistance received under the CPP,

(c) an additional 25% of the Restricted Shares may be transferred after the Company repays 75% of the aggregate financial assistance received under the CPP, and

(d) the remainder of the Restricted Shares may be transferred after the Company repays 100% of the financial assistance received under the CPP; provided, however, the foregoing schedule shall be subject to change to the extent hereafter required by the CPP Rules.

Notwithstanding the restrictions set forth in (a) through (d) immediately above, the Participant may, in the case of Restricted Shares for which the Participant does not make an election under section 83(b) of the Internal Revenue Code, at any time beginning with the date upon which the Restricted Shares become substantially vested (as defined in 26 C.F.R. § 1.83–3(b)) and ending on December 31 of the calendar year including that date, a portion of the Restricted Shares may be made transferable as may reasonably be required to pay the Federal, state, local, or foreign taxes that are anticipated to apply to the income recognized due to this vesting, and the amounts made transferable for this purpose shall not count toward the percentages set forth in (a) through (d) above.

The period of time between the Restricted Stock Award Date and the date the Restricted Shares subject to this Agreement become vested and transferable is referred to herein as the “Restriction Period.”

5. Effect of Termination of Employment. (a) Death or Disability. All unvested shares subject to this restricted stock award shall immediately satisfy the vesting requirements specified in section 3 above, if any, upon termination of employment because of death or Disability.

(b) Cause. All unvested shares subject to this restricted stock award shall be forfeited as of the date of termination for cause and any rights the Participant had to such shares shall become null and void.

(c) Other Reasons. Unless otherwise determined by the Plan Committee and except as provided in clauses (a) and (b) of this section 5, all unvested shares subject to this restricted stock award shall be forfeited as of the date of termination and any rights the Participant had to such shares shall become null and void.

6. Voting and Dividends. During the Restriction Period and except as otherwise provided in the Plan or in this Agreement, the Restricted Shares shall confer on the Participant all of the rights of a shareholder. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such stock dividends or shares are issued.

7. The Plan Governs. The Restricted Shares and this Agreement are subject to the terms and conditions of the Plan, as well as any rules of the Plan Committee under the Plan. The Participant acknowledges having received a copy of the Plan. The Participant represents that he is familiar with the terms and provisions of the Plan. The Participant accepts the Restricted Shares subject to all the terms and provisions of the Plan. The Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Plan Committee having to do with the Plan or this Agreement.

8. CPP Rules. The terms and conditions of the restricted stock award and this Agreement are subject to the requirements of the CPP Rules. If all or any portion of the restricted stock award made by this Agreement is found to be in conflict with the requirements of the CPP Rules, the restricted stock award and this Agreement shall be automatically modified to reflect the requirements of the law, regulation, and/or guidance, and the restricted stock award and this Agreement shall be interpreted and administered accordingly. As a condition to receiving this award, the Participant acknowledges and agrees that (x) the restricted stock award and this Agreement remain subject to the requirements of the CPP Rules, (y) the restricted stock award and this Agreement are subject to modification in order to comply with the CPP Rules, and (z) the Participant agrees to repay immediately all amounts paid to Participant that are later determined to be in conflict with the requirements of the CPP Rules.

9. Clawback Requirements. Despite any provision in this Agreement to the contrary, if it is later determined that the grant (or payment with respect thereto) of Restricted Shares under this Agreement (or dividends or earnings on such stock) was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, the Participant acknowledges and agrees that (x) the unvested Restricted Shares shall be immediately forfeited and (y) the full amount of any and all payment(s) to the Participant under this Agreement shall be immediately due and owing to the Company, which the Participant shall repay in full to the Company in accordance with and in a manner that complies with the CPP Rules.

10. No Internal Revenue Code Section 280G Cutback. The Restricted Shares awarded under this Agreement shall not be subject to section 13.6 of the Plan, which provides that payments attributable to the Plan that are “parachute payments” within the meaning of Internal Revenue Code section 280G are subject to reduction to the extent necessary to avoid Adverse Tax Consequences.

11. Certificates. Provided book entry registration is allowed by the Company’s Articles of Incorporation and Bylaws, and despite any provision of the Plan that provides for issuance of a stock certificate or certificates, the Participant hereby agrees that the Company may record the Participant’s ownership of the shares using a book entry system instead of issuing certificates representing shares of common stock awarded by this Agreement.

12. Entire Agreement. This Agreement and the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties concerning the subject matter and constitute the sole agreement between the parties relating to the subject matter. All prior negotiations and agreements between the parties concerning the subject matter of this Agreement are merged in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements concerning the Restricted Shares have been made by any party or by anyone acting on behalf of any party that are not contained in this Agreement or in the Plan, and each acknowledges that any agreement, statement, or promise concerning the Restricted Shares that is not contained in this Agreement or the Plan is not valid, is not binding, and is of no force or effect.

13. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and is signed by the parties. However, the Company may change or modify this Agreement without the Participant’s consent or signature if, in its sole discretion, the Company determines that the change or modification is necessary for purposes of compliance with or exemption from the requirements of the Internal Revenue Code of 1986, including, but not limited to, section 409A of the Internal Revenue Code of 1986, or any regulations or other Department of Treasury guidance of general application issued under the Internal Revenue Code of 1986. The Company may amend this Agreement to the extent permitted by the Plan.

14. Headings. The headings in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement.

15. Notice. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid, and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Oak Ridge, North Carolina, and if to Participant or his successor, to the address last furnished by the Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Participant.

16. Taxes. In connection with the transfer of shares of common stock as a result of the vesting of Restricted Shares, the Company shall have the right to require the Participant to pay an amount in cash sufficient to cover any tax, including any Federal, state, or local income tax required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer and make payment to the appropriate taxing authority of the amount of the withholding tax.

17. No Registration Rights. The Participant acknowledges and agrees that the Company and its Subsidiaries are under no obligation to register the Participant’s offer and sale of the Restricted Shares awarded under this Agreement under the Securities Act of 1933 or the securities laws of any state.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date specified in section 1, and the Participant has duly executed this Agreement as of the date specified in section 1 and consents to and approves all of its terms.

PARTICIPANT	OAK RIDGE FINANCIAL SERVICES, INC.
a North Carolina corporation

/s/ Ronald O. Black	By:
Ronald O. Black
Its:

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